Exhibit 99.1

The National Collegiate Student Loan Trust 2005-3

NCF Grantor Trust 2005-3

Notional Amount Schedule for Class A-IO-1 Certificates

On each distribution date, the notional amount of the class A-IO-1 certificates will equal the lesser of (1) the aggregate outstanding principal balance of certain underlying class A-5 notes on that distribution date and (2) the amount determined pursuant to the chart below:

Distribution Date	Notional Amount of Class A-IO-1 Certificates

December 2005 – November 2009	$440,948,000
December 2009	430,741,000
January 2010	411,753,000
February 2010	392,764,000
March 2010	375,774,000
April 2010	351,789,000
May 2010	328,803,000
June 2010	304,817,000
July 2010	283,830,000
August 2010	263,842,000
September 2010	244,853,000
October 2010	227,863,000
November 2010 and thereafter	0

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October 4, 2005